DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT ("Agreement") is made as of March 1, 2025 (the “Effective Date”), by and among: AOG Institutional Fund, formerly known as AOG Institutional Diversified Fund, a Delaware statutory trust (the "Fund"); F.L. Putnam Investment Management Company, Inc., a Massachusetts corporation (the "Adviser"); and Distribution Services, LLC, formerly known as UMB Distribution Services, LLC (the "Distributor").

WHEREAS The Fund, the Adviser, and the Distributor acknowledge that the previous Distribution Agreement dated December 6, 2024 (the "Prior Agreement") was automatically terminated due to an assignment event.

WHEREAS The parties desire to enter into a new Distribution Agreement on the same terms as the Prior Agreement, except that F.L. Putnam Investment Management Company, Inc. shall replace Alpha Omega Group, Inc. as the Adviser.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. NEW AGREEMENT

(a) Effective as of the Effective Date, the parties hereby enter into this Agreement on the same terms and conditions as the Prior Agreement, except that all references to Alpha Omega Group, Inc. as the Adviser are replaced with F.L. Putnam Investment Management Company, Inc.

(b) The contact information in the Agreement shall be updated to reflect the contact details of the new Adviser:

F.L. Putnam Investment Management Company, Inc.
Corporate Headquarters
6 Kimball Lane
Lynnfield, MA 01940

(c) This Agreement supersedes and replaces the Prior Agreement, which was terminated due to assignment.

2. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

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3. COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the Effective Date (as defined above).

AOG Institutional Fund
By: /s/ Frederick Baerenz
Name: Frederick Barenz
Title: President – AOG Institutional Fund
Date: March 11, 2025

F.L. Putnam Investment Management Company, Inc.
By: /s/ Ellen Flaherty
Name: Ellen Flaherty
Title: CCO – F.L. Putnam Investment Management
Date: March 11, 2025

Distribution Services, LLC (Distributor)
By: Teresa Cowen
Name: Teresa Cowan
Title: President
Date: March 13, 2025

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